Exhibit 10.1

SUBSCRIPTION AGREEMENT

January 20, 2020

BETWEEN

Eros International Plc, a public company limited by shares incorporated in the Isle of Man (the “Company”);

AND

______________________________ (the “Purchaser”).

WHEREAS on the basis of the representations and warranties contained herein and subject to the terms and conditions set forth herein, the Company and the Purchaser have contemplated the issuance and sale by the Company, and the purchase by the Purchaser, of up to US$50 million worth of A Ordinary Shares (the “A Shares”), par value £0.30 per share, of the Company (the “Shares”).

1.	Purchase and Sale of the Shares; Registration; Listing

1.1	The Purchaser agrees to purchase from the Company, and the Company agrees to issue and sell to the Purchaser, such number of the Shares from time to time to be determined by the Company in its sole discretion over the period from the date hereof until the first anniversary of the date hereof (the “Commitment Period”), at the Purchase Price (as defined below).

1.2	The Purchaser acknowledges and agrees that it shall be bound to purchase the Shares aforementioned in 1.1 above from the Company subject to a valid Purchase Notice (as defined below).

1.3	At any time during the Commitment Period, but in no event sooner than 10 trading days following the last purchase of Shares by the Purchaser pursuant to this subscription agreement (the “Agreement”), the Company may, in its sole discretion send a written notice (a “Purchase Notice”) to the Purchaser specifying the number of Shares that the Company wishes to sell to the Purchaser, along with a minimum purchase price (the “Minimum Purchase Price”).

1.4	Unless otherwise mutually agreed by the Company and the Purchaser, the maximum number of Shares that the Company may include in any such Purchase Notice shall be a number of Shares equal to 400% of the average daily trading volume of the A Shares on the New York Stock Exchange (the “Exchange”) for the 10 trading days prior to, but not including, the date of the Purchase Notice; provided, however, that in no event shall such number of shares cause the aggregate number of Shares beneficially owned by the Purchaser to exceed 4.99% of the issued and outstanding A Shares on the date of the Purchase Notice assuming the full purchase of Shares under such Purchase Notice.

1.5	The “Purchase Price” for any purchase of Shares by the Purchaser shall be an amount equal to 95.0% of the lowest daily volume weighted average price (“VWAP”) of the A Shares on the Exchange for each of the five (5) successive trading days beginning on the first trading day following the date of each Purchase Notice (the “Pricing Period”), in each case in US dollars per Share; provided, however, that if the VWAP on any trading day during the Pricing Period is lower than the Minimum Purchase Price, then for each such trading day;

(a)	the number of Shares subject to the Purchase Notice shall automatically be reduced by an amount equal to 20% of the original number of Shares in the applicable Purchase Notice; and
(b)	such trading day shall not be included in the final determination of the Purchase Price.

Notwithstanding anything contained in this clause 1.5 to the contrary, if for any issuance prior to February 29, 2020, the Purchase Price as calculated in this clause 1.5 is less than US$3.60 per share, then the Purchase Price shall be deemed to be US$3.60 per share.

1.6	The closing of the purchase of the Shares (the “Closing”) shall occur at 10:00 a.m., New York Time, two trading days following the final determination of the Purchase Price, or such later date on which all of the conditions to Closing specified herein have been satisfied or waived (the “Closing Date”). At the Closing and upon receipt of the purchase consideration for the Shares, the Company shall deliver the Shares to the securities account previously designated by the Purchaser in writing.

1.7	All of the Shares to be issued to the Purchaser hereunder shall be registered pursuant to the Company’s effective shelf registration statement on Form F-3 (the “Registration Statement”), and the Company shall continuously maintain the effectiveness of the Registration Statement until the end of the Commitment Period. Each Closing shall be conditional upon the continued effectiveness of the Registration Statement and the availability of the applicable prospectus supplement thereto, each as filed with the US Securities and Exchange Commission prior to the date hereof.

1.8	Not later than 15 days following each Closing, the Company shall secure and ensure the listing of the Shares on the Exchange.

1.9	The Company shall pay all expenses in connection with the registration and listing of the Shares.

1.10	Neither the Purchaser nor its affiliates will, engage in any short sales with respect to the securities of the Company.

2.	Representations, Warranties and Undertakings

The Company represents, warrants and undertakes to the Purchaser, and agrees with the Purchaser, as follows:

2.1	The Company has been duly organized and is validly existing and in good standing under the laws of the Isle of Man and has corporate power and authority to enter into and perform its obligations under this Agreement; this Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid, binding and enforceable obligation of the Company; the Shares have been duly authorized and, when issued and delivered in accordance with this Agreement, will be legally issued, fully paid and non-assessable and not subject to any call by the Company; and the issuance of the Shares is not subject to pre-emptive or other similar rights.

2.2	The execution and delivery by the Company of, and the performance by the Company of this Agreement will not contravene (i) any provision of applicable law or the memorandum and articles of association of the Company, (ii) any agreement or other instrument binding upon the Company or any of its subsidiaries, or (iii) any judgement, order or decree of any governmental body, agency or court having jurisdiction over the Company or any subsidiary, except, in the case of clauses (ii) and (iii), as would not reasonably be expected to impair the power or ability of the Company to perform its obligations under this Agreement or consummate the transactions contemplated hereby.

2.3	The Company is in compliance with its reporting obligations under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company shall timely file with the SEC all reports and other documents required to be filed under the Exchange Act and make and keep available adequate current public information, as those terms are contemplated by Rule 144 under the U.S. Securities Act of 1933, as amended from time to time (the “Securities Act”).

2.4	The authorized capital of the Company consists, as of January 14, 2020, of (i) 113,691,141 A Shares and (ii) 15,256,925 B Ordinary Shares, par value £0.30 per share of the Company (“B Ordinary Shares” and together with the A Shares, the “Ordinary Shares”). The rights, privileges and preferences of the Ordinary Shares are as stated in the Articles of Association of the Company as amended on December 20, 2019. The Company has reserved (x) 15,256,925 A Shares for issuance upon the conversion of all B Ordinary Shares issued and outstanding and (y) 10,744,985 A Shares for issuance from time to time upon the conversion of all convertible notes issued by the Company and the exercise of all warrants, options and other stock purchase rights, if any, granted by the Company.

The Purchaser represents and warrants to the Company as follows:

2.5	The Purchaser has made its own independent due diligence investigation, review, and analysis regarding the Company and an investment in the Shares. The Purchaser has been provided an opportunity to ask questions of, and the Purchaser has received answers thereto satisfactory to the Purchaser from, the Company and its representatives regarding this investment, and the Purchaser has obtained all additional information requested by the Purchaser from the Company and its representatives. The Purchaser has such knowledge and experience in financial affairs that the Purchaser is capable of evaluating the merits and risks of an investment in the Shares. The Purchaser has not relied in connection with this investment upon any representations, warranties or agreements other than those set forth in this Agreement. The Purchaser’s financial situation is such that the Purchaser can afford to bear the economic risk of holding the Shares for an indefinite period of time, and the Purchaser can afford to suffer the complete loss of the Purchaser’s investment in the Shares. The Purchaser qualifies as an “accredited investor” (as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act).

2.6	The Purchaser has been duly organized and is validly existing and in good standing under the laws of The Republic of Mauritius and has corporate power and authority to enter into and perform its obligations under this Agreement; this Agreement has been duly authorized, executed and delivered by the Purchaser and constitutes a valid, binding and enforceable obligation of the Purchaser.

2.7	The execution and delivery by the Purchaser of, and the performance by the Purchaser of this Agreement will not contravene (i) any provision of applicable law, the certificate of incorporation or memorandum and articles of association of the Purchaser, (ii) any agreement or other instrument binding upon the Purchaser or any of its subsidiaries, or (iii) any judgement, order or decree of any governmental body, agency or court having jurisdiction over the Purchaser or any subsidiary, except, in the case of clauses (ii) and (iii), as would not reasonably be expected to impair the power or ability of Purchaser to perform its obligations under this Agreement or consummate the transactions contemplated hereby.

3.	Indemnity

Each party hereto hereby undertakes to indemnify the other party hereto against any losses, liabilities, damages, reasonable costs, charges, expenses (including reasonable legal fees) that are suffered or incurred by such other party by reason of or in connection with any breach of the representations, warranties or obligations of such party under this Agreement.

4.	Miscellaneous

4.1	This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws. Each party to this Agreement irrevocably submits to the jurisdiction of the federal and state courts in the Borough of Manhattan in The City of New York in any legal actions or proceedings arising out of or in connection with this Agreement or the transactions contemplated hereby (“Proceedings”) and waives any objection to Proceedings in such courts whether on the ground of venue or the ground that Proceedings have been brought in an inconvenient forum.

4.2	The Company shall not make any announcement or other public statement with respect to this Agreement or the arrangements contemplated by it or make any reference to the investment by the Purchaser without the Purchaser’s prior written consent, except for any announcement by the Company which may be required under applicable laws and regulations or the rules of the Securities and Exchange Commission or the Exchange, in which case the Company shall not make such announcement without prior consultation with the Purchaser.

4.3	Neither party may assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party hereto. Notwithstanding the foregoing, the Purchaser may assign its rights under this Agreement to any affiliate of the Purchaser, provided that any such affiliate expressly makes the representations and warranties of the Purchaser to the Company and expressly agrees to perform all obligations of the Purchaser hereunder prior to any such assignment. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

4.4	This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature will constitute an original for all purposes.

4.5	Each of the parties hereto will bear its own costs in connection with the transactions contemplated hereby.

IN WITNESS WHEREOF THIS AGREEMENT HAS BEEN SIGNED BY THE DULY AUTHORISED REPRESENTATIVES OF THE PARTIES THE DAY AND YEAR FIRST BEFORE WRITTEN

On behalf of the Purchaser	On behalf of Eros International Plc
Name: Title: Telephone: Fax :	Name: Title: Telephone : Fax :